Axos Financial, Inc. Completes Redemption of Subordinated Notes
6.25% Notes due February 28, 2026 redeemed on March 31, 2021

SAN DIEGO, CA – (BUSINESSWIRE) – March 31, 2021 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the "Company”), parent of Axos Bank (the “Bank”), announced today that the Company redeemed (the “Redemption”) all of the issued and outstanding 6.25% Subordinated Notes due February 28, 2026 (the “2026 Notes”). The 2026 Notes (NYSE: AXO), with an aggregate principal amount of $51 million, were redeemed on March 31, 2021 (“Redemption Date”) at 100% of their principal amount, plus accrued and unpaid interest. The 2026 Notes no longer trade on the New York Stock Exchange (“NYSE”) after the Redemption Date.

The redemption was principally funded with the proceeds from the issuance of $175,000,000 aggregate principal amount of the Company’s 4.875% Fixed-to-Floating Rate Subordinated Notes due 2030 which was completed September 18, 2020.

The redemption of the 2026 Notes will reduce the Company’s future interest expense by approximately $3.2 million annually.

For more information regarding the Redemption, please contact the Company’s trustee, U.S. Bank, at 1-800-934-6802.

About Axos Financial, Inc. and Subsidiaries

Axos Financial, Inc. is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank is a nationwide bank, with approximately $14.4 billion in assets, that provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the KBW Nasdaq Financial Technology Index, and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance, specifically the redemption of the Notes. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

Johnny Lai, CFA
VP, Corporate Development and Investor Relations
Axos Financial, Inc.
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com